NEWS FOR IMMEDIATE RELEASE
October 24, 2012

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports Third Quarter 2012 Results and
Announces Return of Capital to Shareholders

Increases Share Repurchase Program and Declares Special Dividend

Spokane, WA, October 24, 2012 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the third quarter and nine months ended September 30, 2012.

Overview

•
Board of Directors committed to $25.0 million in return of capital to shareholders; approved an additional $2.7 million share repurchase program to augment existing $13.5 million authorization and an $8.8 million special dividend.

•	Gross revenue, from all sources including non-directly delivered programs, for the nine months ended September 30, 2012 of $137.7 million compared to $150.2 in the prior year period.

•
Year-to-date net income of $11.8 million, or $0.67 per diluted share, compared to $10.8 million, or $0.60 per diluted share, in the same period last year.  Net income before special items of $13.4 million compared to $11.9 million for the same period in 2011.

•	Traveled 21,089 delegates year-to-date compared to 23,437 delegates traveled in the same period in 2011.

•	Year-to-date total reported revenue of $56.7 million compared to $64.5 million in the same period last year.

•	Year-to-date gross margin of 36.4 percent compared to 38.0 percent in the same period last year.

•	For the first nine months of 2012, total operating expenses down $5.3 million compared to 2011.

•	Cash and cash equivalents and available-for-sale securities balance of $49.8 million and no debt outstanding.

•	Enrolled revenue for 2013 programs down 11.9 percent year-over-year for all programs and 15.1 percent year-over-year for the core Student Ambassadors Programs.

•	Company continues to align its expense structure while evolving its multichannel marketing approach.

Financial Highlights
(in thousands except percent and per share data)
	UNAUDITED
	Quarter ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Gross revenue, all travel programs	$52,713	$60,318	$134,563	$147,354
Internet content and advertising revenue	$903	$934	$3,106	$2,851
Gross revenue, all sources	$53,616	$61,252	$137,669	$150,205
Gross margin, all travel programs	$18,256	$22,461	$47,425	$54,697
Gross margin, internet content and advertising	$785	$790	$2,685	$2,445
Gross margin percentage	35.5%	38.0%	36.4%	38.0%
Operating expense	$14,811	$15,796	$38,572	$43,833
Operating income, internet content and advertising	$239	$226	$1,058	$861
Net income before special items	$5,519	$6,466	$13,359	$11,929
Net income	$5,485	$6,052	$11,777	$10,754
Income per diluted share	$0.31	$0.34	$0.67	$0.60

Commenting on the Company’s results, Jeff Thomas, Ambassador Group’s President and Chief Executive Officer said, “We completed the peak summer travel season in line with our tempered expectations.  Year-to-date our teams have traveled just over 21,000 individuals across all of our programs, down 10 percent year-over-year.  At the same time, we have implemented various cost cutting initiatives to safeguard our earnings in the face of the declining delegate trends and so far in 2012 our operating expenses are down just over $5.2 million.  We remain on track to achieve the financial guidance that we outlined earlier in the year.”

Thomas continued, “Now entirely focused on delivering delegates for the 2013 travel season, we have entered our peak selling season.  As of October 21, 2012, we have enrolled 15,612 delegates, down 9.2 percent compared to the same point in 2011.  Regrettably, we have seen a faster than expected decline in the performance of the stand-alone mail component of our integrated multi-channel marketing strategy.  While driving attendance to one of our in person information meetings remains our strongest conversion channel, and by far the biggest deliverer of travelers, the number of enrollments through this channel is down.  While we recalibrated our direct mail efforts to better target consumers more likely to enroll, thereby reducing the total number of pieces mailed, we have seen the percentage of those leads who attend an information session decline.  However, lead generation and conversion via this traditional channel remain solid. We recognize families are busier than ever and there appears to be a broader pattern in consumer behavior shifting toward high-touch, multi-channel engagement.”

“To augment our existing efforts, we are making immediate adjustments to the balance of the campaign in an effort to counter the impact and recapture enrollments.  For example, we are accelerating our efforts to pilot alternate conversion channels to address consumer’s desire for on-demand engagement.  With regard to our digital strategy, we saw a substantial increase in response and attendance rates in the areas in which we had implemented market-specific coordination of direct mail and digital advertising. We are rolling out these digital initiatives to additional key markets for the remainder of the campaign which we expect will drive stronger enrollments from this group.  We are  also focusing our efforts on remaining engaged with the population of leads that responded to our initial outreach but were unable to attend an information meeting.  By further mining these leads through a higher touch model, we expect to impact conversion in this group and take another pass at generating an enrollment.  These are just a few examples of the approaches we have been testing, but suffice it to say, we have more work to do and are singularly focused as an organization on driving additional enrollments for the 2013 programs.”

 “We are adjusting to the new realities of our marketplace as we continue to evolve our sales and marketing practices to adapt to the needs and behaviors of our target audience.  We knew this process would take time and include risks.  In fact, it is proving to be very challenging.  However, interest in our program remains high, initial response rates continue to be strong, and we have maintained conversion rates slightly above last year.  With 40 percent of our fall marketing campaign remaining, and the continued appeal of our programs to consumers, we are being as nimble as possible in our approach to generate additional enrollments.  In the meantime, we will be re-addressing our cost structure over the coming months to further align our expenses with anticipated revenue levels.”

Thomas concluded, “We are confident in the strategic plan we are executing and are doing the right things to transform the business.  At the same time, we believe it is important to return capital to shareholders while we continue to position the company for long-term success.  With the financial flexibility that our strong balance sheet affords us, our Board has approved an additional $2.7 million share repurchase program to augment the existing $13.5 million authorization.  In addition, we have approved a $0.50 per share special dividend payable in November 2012.  In aggregate, these moves will distribute capital back to shareowners totaling approximately $25 million.”

Third Quarter 2012 Results

During the third quarter of 2012, the Company traveled 8,300 delegates, a 16 percent decrease compared to 9,855 during the prior year quarter, reflecting anticipated declines in the Company’s Student Ambassadors and Student Leadership programs. Total revenue of $22.4 million declined 16 percent from $26.7 million during the prior year quarter primarily driven by a 17 percent decline in travel-related revenue. Net income for the third quarter of 2012 was $5.5 million, or $0.31 per diluted share, compared to net income of $6.1 million, or $0.34 per diluted share, in the prior year period.

Gross margin for the quarter was $19.0 million, down from $23.3 million in the third quarter of 2011 primarily related to the aforementioned revenue decline.  Gross margin percentage decreased to 35.5 percent from 38 percent in the prior year period primarily due to higher air and land costs. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Nine Months Ended September 30, 2012 Results

During the nine months ended September 30, 2012, the Company traveled 21,089 delegates, a 10 percent decrease compared to 23,437 delegates in the same period last year. Total revenue of $56.7 million declined 12 percent from $64.5 million in the same period last year, driven primarily by a 13 percent decline in travel-related revenue, partially offset by a 9 percent increase in internet content and advertising revenue related to BookRags, the Company’s online education research business. Net income for the nine months ended September 30, 2012 was $11.8 million, or $0.67 per diluted share, compared to net income of $10.8 million, or $0.60 per diluted share, in the prior year period.

Gross margin for the nine months ended September 30, 2012 was $50.1 million, down from $57.1 million in the same period last year.  Gross margin percentage decreased to 36.4 percent from 38.0 percent in the same period last year primarily due to higher air and land costs.

Total operating expenses for the nine months ended September 30, 2012 decreased $5.3 million, or 12 percent, compared to the same period last year, as the Company continued to implement its cost cutting initiatives.

Balance Sheet and Liquidity

Total assets at September 30, 2012 were $105.2 million, including $49.8 million in cash, cash equivalents and short-term available-for-sale securities. Long-term assets totaled $41.3 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building which has been listed for sale.  Total liabilities were $17.5 million, including $7.4 million in participant deposits for future travel.  The Company has no debt outstanding with deployable cash, a non-GAAP measure, of $47.3 million at September 30, 2012.

The Company paid a quarterly dividend of $0.06 per share on August 24, 2012.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Nine months ended September 30,
	2012	2011
Cash used in operations	$(100)	$(14,685)
Purchases of property, equipment and intangibles	(5,007)	(2,893)
Free cash flow	(5,107)	(17,578)

Net purchase of available-for-sale securities	(7,056)	26,447
Dividend payments to shareholders	(3,166)	(3,203)
Repurchase of common stock	-	(7,590)
Other cash flows, net	(260)	303
Net change in cash and cash equivalents	$(15,589)	$(1,621)

The change in cash flow from operations between periods, and in turn free cash flow, was driven primarily by the timing of recurring prepaid program costs and expenses relative to the first nine months of 2011.

Deployable cash is a non-GAAP measure defined in the attached schedules.

Capital Allocation

On October 18, 2012, the Board of Directors approved a special cash dividend of $0.50 per share. The dividend is payable on November 22, 2012 to stockholders of record on November 6, 2012. Also on October 18, 2012, the Board of Directors authorized an approximate $2.7 million increase in the funds which the Company may spend under the its stock repurchase plan from $70.0 million to approximately $72.7 million. Of the $72.7 million available for repurchase, the Company has expended approximately $56.5 million, leaving $16.2 million remaining available for repurchase under the plan.

Outlook for 2012

The Company is refining its guidance for 2012 as follows:

•	Consolidated gross revenues for all programs and operations to be between $139 and $142 million;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

•	Net income before any special items of between $3 million and $4 million.

2013 Travel Season Statistics

As of October 21, 2012, enrolled revenue for 2013 travel programs was $98.0 million, down 11.9 percent from the same point last year, based on enrolled travelers of 15,612 compared to 17,192.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 15.1 percent to $90.7 million compared to $106.8 million at the same date last year, based on enrolled travelers of 13,122 compared to 15,518.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Conference Call and Webcast Information

The Company will host a conference call to discuss third quarter 2012 results of operations on Thursday, October 25, 2012, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-727-7630 or 913-312-0942 (international) and providing the passcode: 4302086.  Approximately 24 hours following the call, a webcast will be available through January 24, 2013 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through October 30, 2012 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 4302086.
.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2012, and its proxy statement filed May 9, 2012.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	UNAUDITED
	Quarter ended September 30,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$16,746	$20,673	$(3,927)	-19%
Gross revenue, directly delivered programs (2)	4,783	5,135	(352)	-7%
Internet content and advertising revenue	903	934	(31)	-3%
Total revenue	22,432	26,742	(4,310)	-16%
Cost of sales, directly delivered programs (2)	3,273	3,347	(74)	-2%
Cost of sales, internet content and advertising	118	144	(26)	-18%
Gross margin (3)	19,041	23,251	(4,210)	-18%

Operating expenses:
Selling and marketing	11,289	11,872	(583)	-5%
General and administration	3,522	3,924	(402)	-10%
Total operating expenses	14,811	15,796	(985)	-6%

Operating income	4,230	7,455	(3,225)	-43%

Other income (expense)
Interest and dividend income	595	339	256	76%
Foreign currency expense and other	(2)	(15)	13	87%
Total other income	593	324	269	83%
Income before income tax benefit (provision)	4,823	7,779	(2,956)	-38%
Income tax benefit (provision)	662	(1,727)	2,389	138%
Net income	$5,485	$6,052	$(567)	-9%

Weighted average shares outstanding – basic	17,613	17,611	2	0%
Weighted average shares outstanding – diluted	17,613	17,693	(80)	0%

Net income per share — basic	$0.31	$0.34	$(0.03)	-9%
Net income per share — diluted	$0.31	$0.34	(0.03)	-9%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Nine months ended September 30,
	2012	2011	% Change
Gross revenue	$47,930	$55,183	-13%
Cost of sales	31,184	34,510	-10%
Net revenue	$16,746	$20,673	-19%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Nine months ended September 30,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$44,589	$51,253	$(6,664)	-13%
Gross revenue, directly delivered programs (2)	9,008	10,357	(1,348)	-13%
Internet content and advertising revenue	3,106	2,851	255	9%
Total revenue	56,703	64,461	(7,757)	-12%
Cost of sales, directly delivered programs (2)	6,172	6,913	(740)	-11%
Cost of sales, internet content and advertising	421	406	15	4%
Gross margin (3)	50,110	57,142	(7,032)	-12%

Operating expenses:
Selling and marketing	26,459	31,406	(4,947)	-16%
General and administration	12,113	12,427	(314)	-3%
Total operating expenses	38,572	43,833	(5,261)	-12%

Operating income	11,538	13,309	(1,771)	-13%

Other income (expense)
Interest and dividend income	1,454	1,090	364	33%
Foreign currency expense and other	(5)	156	(161)	-103%
Total other income	1,449	1,246	203	16%
Income before income tax provision	12,987	14,555	(1,568)	-11%
Income tax provision	(1,210)	(3,801)	2,591	68%
Net income	$11,777	$10,754	$1,023	10%

Weighted average shares outstanding – basic	17,595	17,750	(155)	-1%
Weighted average shares outstanding – diluted	17,595	17,896	(301)	-2%

Net income per share — basic	$0.67	$0.61	$0.06	10%
Net income per share — diluted	$0.67	$0.60	$0.07	12%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Nine months ended September 30,
	2012	2011	% Change
Gross revenue	$125,556	$136,997	-8%
Cost of sales	80,967	85,744	-6%
Net revenue	$44,589	$51,253	-13%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	September 30,		December 31,
	2012	2011	2011
Assets
Current assets:
Cash and cash equivalents	$3,930	$5,217	$19,519
Available-for-sale securities	45,860	47,398	39,128
Foreign currency exchange contracts	403	-	-
Prepaid program cost and expenses	12,773	13,946	13,299
Accounts receivable	819	1,140	1,395
Deferred tax asset	129	597	668
Total current assets	63,914	68,298	74,009
Property and equipment, net	27,195	26,652	26,104
Available-for-sale securities	719	703	700
Intangibles	3,541	3,398	3,421
Goodwill	9,781	9,781	9,781
Other long-term assets	85	85	85
Total assets	$105,235	$108,917	$114,100

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,772	$11,375	$5,858
Participants’ deposits	7,393	9,014	27,396
Foreign currency exchange contracts	-	1,225	1,671
Other liabilities	101	105	112
Total current liabilities	15,266	21,719	35,037
Foreign currency exchange contracts	-	-	102
Deferred tax liabilities	2,279	1,177	2,004
Total liabilities	17,545	22,896	37,143
Stockholders’ equity	87,690	86,021	76,957
Total liabilities and stockholders’ equity	$105,235	$108,917	$114,100

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	September 30,
	2012	2011
Cash flows from operating activities:
Net Income	$11,777	$10,754
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,786	3,573
Stock-based compensation	1,166	1,294
Deferred income tax provision (benefit)	159	(619)
Loss on disposition and impairment of property and equipment	-	123
Excess tax benefit (shortfall) from stock-based compensation	260	(27)
Change in assets and liabilities:
Accounts receivable and other assets	576	836
Prepaid program costs and expenses	526	(10,716)
Accounts payable, accrued expenses, and other current liabilities	1,653	5,519
Participants’ deposits	(20,003)	(25,422)
Net cash used in operating activities	(100)	(14,685)

Cash flows from investing activities:
Purchase of available for sale securities	(70,333)	(48,674)
Proceeds from sale of available-for-sale securities	63,277	75,121
Purchase and construction of property and equipment	(4,589)	(2,536)
Proceeds from sale of property and equipment	-	49
Purchase of intangibles	(418)	(357)
Net cash provided by (used in) investing activities	(12,063)	23,603

Cash flows from financing activities:
Repurchase of common stock	-	(7,590)
Dividend payment to shareholders	(3,166)	(3,203)
Proceeds from exercise of stock options	-	227
Excess tax shortfall (benefit) from stock-based compensation	(260)	27
Net cash used in financing activities	(3,426)	(10,539)

Net decrease in cash and cash equivalents	(15,589)	(1,621)
Cash and cash equivalents, beginning of period	19,519	6,838
Cash and cash equivalents, end of period	$3,930	$5,217

Special Items

Due to cost cutting initiatives, the Company incurred charges related to severance payments made as the workforce was reduced.  The company also incurred legal and other fees relating to a potential proxy contest.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and nine months ended September 30, 2012 and 2011 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	Three months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
Amount before special items	$5,519	$6,466	$0.31	$0.36
Asset impairments and loss on sale	-	(56)	-	-
Legal fees – class action and SEC, net	10	(476)	-	(0.03)
Legal and other fees - proxy contest	(30)	-	-	-
Separation payments	(10)	-	-	-
Tax impact	(4)	118	-	0.01
Amount per consolidated statement of operations	$5,485	$6,052	$0.31	$0.34

	UNAUDITED
	Net Income		EPS
	Nine months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Amount before special items	$13,359	$11,929	$0.76	$0.67
Asset impairments and loss on sale	-	(122)	-	(0.01)
Foreign currency de-designation gain	-	183	-	0.01
Legal fees – class action and SEC, net	(132)	(1,651)	(0.01)	(0.09)
Legal and other fees - proxy contest	(1,370)	-	(0.08)	-
Separation payments	(242)	-	(0.01)	-
Tax impact	162	415	0.01	0.02
Amount per consolidated statement of operations	$11,777	$10,754	$0.67	$0.60

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at September 30, 2012 and 2011 and December 31, 2011 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2012	2011	2011
Cash, cash equivalents and short-term available-for-sale securities	$49,790	$52,615	$58,647
Prepaid program cost and expenses	12,773	13,946	13,299
Less: Participants’ deposits	(7,393)	(9,014)	(27,396)
Less: Accounts payable / accruals / other liabilities	(7,873)	(11,480)	(5,970)
Deployable cash	$47,297	$46,067	$38,580